Exhibit 10.62

FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan

Appendix IV: United Kingdom Sub-Plan

This Appendix IV applies to any Awards that are made to Eligible Employees who are residents of the United Kingdom and who are or may become subject to tax in the United Kingdom (i.e. income tax and/or National Insurance Contributions) as a result of Awards granted in application of Section 6 of the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan (the “Plan”).

This Appendix IV shall be read in conjunction with the Plan and is subject to the terms and conditions of the Plan; provided that to the extent that the terms and conditions of the Plan differ from or conflict with the terms of this Appendix IV, the terms of this Appendix IV shall prevail.

The terms and conditions of this Appendix IV are that of the Plan, modified as follows:

1.     Provisions Applicable to Awards Pursuant to Section 6.

1.1 Limits on Awards.    The Committee may not grant eligible UK Employees awards of stock for consideration.

1.2 Taxes.    The participant shall be solely responsible for the satisfaction of any taxes that may arise, and neither the Company nor any of its Affiliates, nor the Committee, shall have any obligation whatsoever to pay such taxes. To the extent the Company or any of its Affiliates, is required to pay any tax as a result of the participant’s receipt or exercise of an Award, the participant will indemnify the Company for any such payment. The participant may be liable to pay income tax, by virtue of the U.K. Income Tax (Earnings and Pensions) Act 2003. In addition, the participant may be liable to pay primary class 1 National Insurance Contributions. The participant acknowledges and agrees that it is a condition of receiving any Award under the Plan that the participant will sign a form of joint election under which the participant will also assume liability for any related secondary class 1 National Insurance Contributions for which the Company or any of its Affiliates may be or become liable, if the Company requests the participant to do so.

2.     Provisions applicable to Administration of the Plan.    Notwithstanding any other provision of the Plan, the Plan for the purpose of this Appendix IV shall be administered in accordance with Section 3 of the Plan.

2.1 Termination, Modification and Amendment of the Plan.    With respect to the provisions of Section 7(e) of the Plan, any amendment to this Appendix IV of the Plan shall be reviewed for conformity with United Kingdom legislation applicable from time to time, prior to implementation.

2.2 Data Privacy.    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the participant’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. The participant understands that the Company or its Affiliates hold certain personal information about the participant, including, but not limited to, the participant’s name, home address and telephone number, date of birth, social security number or other identification number (if applicable), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in participant’s favor for the purpose of implementing, managing and administering the Plan (the “Data”). The participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than Employee’s country. The participant understands that the participant may request a list of the names and addresses of any potential recipients of the Data by contacting the Company’s director of human resources. The participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the participant’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the participant may elect to deposit any shares of Common Stock acquired under the Plan. The participant understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The participant understands that the participant may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s director of human resources in writing. The participant understands that refusing or withdrawing consent may affect the participant’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the participant understands that the participant may contact the Company’s director of human resources.

3.     Waiver of Damages.    An eligible participant in the Plan shall waive all and any rights to compensation and damages in consequence of the termination of his office or employment with the Company or its Affiliates for any reason whatsoever, insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under, the Plan as a result of such termination, or from the loss of diminution in value of such rights or entitlements.

4.     Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Maryland.